Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: July 24, 2008
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL REPORTS RECORD FOURTH QUARTER AND
FULL YEAR RESULTS FOR FISCAL 2008
•	Records set for sales, adjusted EPS and adjusted ROIC for June quarter and fiscal year

•	Quarter and fiscal year organic sales growth of 4 percent

•	Quarter reported EPS of $0.77; adjusted EPS of $0.85

•	Fiscal year reported EPS of $2.15; adjusted EPS of $2.76
LATROBE, Pa., (July 24, 2008) — Kennametal Inc. (NYSE: KMT) reported today that it achieved new records for sales, adjusted EPS and adjusted ROIC for both the quarter and fiscal year ended June 30, 2008. Sales increased over the prior year by 15 percent for the June quarter and by 13 percent for the fiscal year, including organic sales growth of 4 percent for both periods. This marked the company’s 18th consecutive quarter of year-over-year organic sales growth.
Reported fiscal 2008 fourth quarter diluted earnings per share (EPS) were $0.77, compared with the prior year quarter EPS of $0.79, a decrease of 3 percent. Reported EPS included charges of $0.08 per share related to its previously announced restructuring actions. Absent these charges, adjusted EPS of $0.85 increased 8 percent compared with prior year quarter EPS.
     1600 Technology Way   |   Latrobe, PA 15650-5274 USA   |   Tel: 724.539.5000   |   www.kennametal.com

Fiscal 2008 reported EPS decreased 3 percent to $2.15, compared with prior year reported EPS of $2.22. Fiscal 2008 adjusted EPS were $2.76, compared with prior year adjusted EPS of $2.28, an increase of 21 percent. Adjusted ROIC was 12.3 percent, up 100 basis points from 11.3 percent in the prior year.
Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said, “We are pleased with our results for the quarter as well as for fiscal year 2008. For both periods, we delivered record sales and achieved new milestones for adjusted EPS and ROIC despite weaker market conditions in North America and higher raw material costs. During fiscal 2008, we again generated strong cash flow supported by initiatives in the June quarter aimed at reducing inventory and further shaping our business portfolio by divesting two non-core businesses. We continued to invest in our business and began to implement our previously announced restructuring actions to reduce costs and improve operating efficiencies. Our strong performance in the fourth quarter and throughout fiscal 2008 validates both our strategies and our ability to execute them, while showcasing the resilience and balance of our business.”
Reconciliations of all non-GAAP financial measures are set forth in the attached tables.
Highlights of Fiscal 2008 Fourth Quarter
•	Sales for the quarter were $753 million, compared with $657 million in the same quarter last year. Sales grew 15 percent year-over-year and included 4 percent organic growth, 1 percent from acquisitions and 7 percent from foreign currency effects. The current quarter had more workdays than the prior year quarter which increased the overall sales growth by 3 percent.
•	As previously announced, the company began implementing certain restructuring actions to reduce costs and improve efficiencies in its operations. During the June quarter, the company recognized pre-tax charges related to these initiatives of $8 million, or $0.08 per share. Including these charges, the company expects to recognize a total of $40 million to $50 million of pre-tax charges related to these restructuring actions. The remaining charges are expected to be incurred over the next nine to fifteen months. Approximately 90 percent of these charges are expected to be cash expenditures. Annual ongoing benefits from these actions, once fully implemented, are expected to be in the range of $20 million to $25 million.
•	The company divested two non-core businesses within its metalworking segment during the June quarter and recognized a combined pre-tax loss on divestitures of $0.6 million. Cash proceeds received were $20 million.

•	Income from continuing operations was $60 million, compared with $62 million in the prior year quarter. Absent the charges related to restructuring actions, income from continuing operations increased 7 percent to $66 million from $62 million in the prior year quarter. This increase was driven by organic sales growth, favorable foreign currency effects and a lower effective tax rate.

•	The effective tax rate for the current quarter was 20.1 percent compared with 27.0 percent in the prior year quarter. The prior year rate included a provision for a tax uncertainty. In addition, the current quarter rate benefited from the effect of divestitures and a tax benefit associated with a dividend reinvestment plan in China.

•	Reported EPS were $0.77, compared with prior year quarter EPS of $0.79. Adjusted EPS of $0.85 increased 8 percent, compared with prior year quarter EPS of $0.79. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Fourth Quarter FY 2008
Reported EPS	$0.77
Restructuring and related charges	0.08

Adjusted EPS	$0.85

Fourth Quarter FY 2007
Reported EPS	$0.79

$0.79

•	During the June quarter, the company reduced its inventory by $34 million or 7 percent from the March quarter, of which $10 million was related to divestitures.
•	Adjusted ROIC was 12.3 percent, up 100 basis points from 11.3 percent in the prior year.
•	Cash flow from operating activities was $280 million in fiscal 2008, compared with $199 million in the prior year. Adjusted free operating cash flow for the current year was $124 million compared with $197 million in the prior year. The change in adjusted free operating cash flow was primarily driven by a $71 million increase in capital expenditures for enhanced manufacturing capabilities and geographic expansion, as well as changes in working capital.
Highlights of Fiscal 2008
•	Sales of $2.7 billion increased 13 percent from $2.4 billion in the prior year. Sales grew 4 percent on an organic basis, 3 percent from acquisitions and 6 percent from foreign currency effects.
•	Income from continuing operations was $168 million, compared with $177 million in the prior year, a decrease of 5 percent. Adjusted income from continuing operations was $216 million, an increase of 21 percent, compared with $178 million in the prior year.

•	The reported effective tax rate was 27.3 percent. On an adjusted basis, the effective tax rate was 21.2 percent, compared with 28.2 percent reported in the prior year. The lower adjusted rate compared with the rate for the prior year was driven by an increase in earnings under the company’s pan-European business strategy, the effects of other international operations and benefits from a dividend reinvestment plan in China.
•	Reported EPS decreased 3 percent to $2.15, compared with prior year reported EPS of $2.22. Adjusted EPS increased 21 percent to $2.76, compared with prior year adjusted EPS of $2.28. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

FY 2008
Reported EPS	$2.15

Impact of German tax reform bill	0.08
Goodwill impairment charge	0.45
Restructuring and related charges	0.08

Adjusted EPS	$2.76

FY 2007
Reported EPS	$2.22
Electronics impairment and transaction-related charges	0.04
Adjustment on J&L divestiture and transaction-related charges	0.02

Adjusted EPS	$2.28

Business Segment Highlights of Fiscal 2008 Fourth Quarter
Metalworking Solutions & Services Group (MSSG) delivered further top-line growth in the June quarter, driven primarily by organic sales gains and favorable foreign currency effects. Industrial activity remained positive in most industry and market sectors on a global basis. Areas of particular strength included aerospace, machine tools and general engineering. On a regional basis, continued growth in Europe, as well as ongoing strength in developing economies, particularly Asia Pacific and India, more than offset continued weakness in the North American market.
In the June quarter, MSSG sales grew by 13 percent as a result of 2 percent organic growth, 8 percent favorable foreign currency effects, 1 percent from acquisitions and 2 percent from more workdays. Asia Pacific and India organic sales increased 13 percent and 18 percent, respectively. Europe and Latin America organic sales increased 4 percent and 6 percent, respectively. North American organic sales declined by 5 percent.

MSSG operating income decreased by 3 percent and the operating margin decreased 230 basis points from the same quarter last year. During the June quarter, MSSG recognized restructuring and related charges of $5 million. Absent these charges, MSSG operating income increased 4 percent and operating margin decreased 130 basis points. The primary drivers of the decline in operating margin were lower manufacturing production to reduce inventory and divestiture-related charges offset somewhat by current quarter benefits from organic growth and favorable foreign currency effects.
Advanced Materials Solutions Group (AMSG) sales increased 17 percent during the June quarter, driven by 8 percent organic growth, 5 percent from favorable foreign currency effects, 2 percent from acquisitions and 2 percent from more workdays. Organic sales increased on stronger construction and mining sales and higher energy-related sales, slightly offset by lower engineered product sales.
AMSG operating income was down 13 percent and operating margin was 430 basis points lower than for the prior year quarter. During the June quarter, AMSG recognized restructuring and related charges of $3 million. Absent these charges, AMSG operating income decreased 6 percent and the operating margin decreased 320 basis points. The decline in operating margin was due to higher raw material costs and lower performance in the surface finishing machines and services business.
Outlook
Global market indicators support Kennametal’s expectation for continued but more moderate top-line growth during fiscal 2009. The company believes that the North American economy will remain challenging for at least the next six to nine months. The company also believes that the European market will continue to grow, but at a slower pace. Growth in India is also expected to moderate while other developing economies should continue to show resilience. While there are some inherent and changing uncertainties and risks within the current macro-economic environment, it appears that fundamental drivers will continue to provide a platform for moderate growth in global demand.
Kennametal expects total sales growth of 5 percent to 7 percent for fiscal 2009, including organic sales growth of 2 percent to 4 percent.
The company expects fiscal 2009 EPS to be in the range of $3.00 to $3.15, excluding charges that occur relating to the previously announced restructuring actions. Consistent with historical seasonal patterns, the company expects approximately 65 percent of the forecasted EPS to be realized in the second half of the fiscal year.

In the first quarter of fiscal 2009, Kennametal expects total sales growth to be in the range of 7 percent to 8 percent, including organic growth of 2 percent to 3 percent, and EPS to be in the range of $0.50 and $0.55, excluding charges that occur relating to the previously announced restructuring actions.
Kennametal anticipates cash flow from operating activities of approximately $310 million to $330 million for fiscal 2009. Based on anticipated capital expenditures of $155 million, the company expects to generate between $155 million and $175 million of free operating cash flow for fiscal 2009.
Dividend Declared
Kennametal announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable August 20, 2008 to shareowners of record as of the close of business on August 5, 2008.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Fourth quarter and full year results for fiscal 2008 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations and then “Events.” The replay of this event will also be available on the company’s website through August 23, 2008.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding future growth, end markets, financial performance for future periods and its intended restructuring activities, all of which are based on current expectations that involve inherent risks and uncertainties. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; implementation of restructuring plans and environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.7 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Sales	$752,961	$657,477	$2,705,129	$2,385,493
Cost of goods sold	500,616	421,934	1,781,889	1,543,931

Gross profit	252,345	235,543	923,240	841,562

Operating expense	161,590	142,328	605,004	554,634
Restructuring and asset impairment charges	4,891	—	39,891	5,970
Loss on divestitures	582	—	582	1,686
Amortization of intangibles	3,806	4,149	13,864	9,852

Operating income	81,476	89,066	263,899	269,420

Interest expense	7,393	7,513	31,728	29,141
Other income, net	(930)	(3,783)	(2,641)	(9,217)

Income from continuing operations before income taxes and minority interest	75,013	85,336	234,812	249,496

Provision for income taxes	15,104	23,014	64,057	70,469

Minority interest expense	329	229	2,980	2,185

Income from continuing operations	59,580	62,093	167,775	176,842
Loss from discontinued operations [a]	—	—	—	(2,599)

Net income	$59,580	$62,093	$167,775	$174,243

Basic earnings (loss) per share: [b]
Continuing operations	$0.78	$0.80	$2.18	$2.30
Discontinued operations [a]	—	—	—	(0.03)

	$0.78	$0.80	$2.18	$2.27

Diluted earnings (loss) per share: [b]
Continuing operations	$0.77	$0.79	$2.15	$2.25
Discontinued operations [a]	—	—	—	(0.03)

	$0.77	$0.79	$2.15	$2.22

Dividends per share [b]	$0.12	$0.10	$0.47	$0.41
Basic weighted average shares outstanding [b]	76,346	77,235	76,811	76,788
Diluted weighted average shares outstanding [b]	77,614	78,977	78,201	78,545

[a]	Loss from discontinued operations reflects divested results of the Kemmer Praezision Electronics business (Electronics) — AMSG and the consumer retail product line, including industrial saw blades (CPG) — MSSG.

[b]	Share and per share amounts have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	June 30,
(in thousands)	2008	2007

ASSETS
Cash and cash equivalents	$67,986	$50,433
Accounts receivable, net	512,794	466,690
Inventories	460,800	403,613
Other current assets	91,914	95,766

Total current assets	1,133,494	1,016,502
Property, plant and equipment, net	749,755	614,019
Goodwill and intangible assets, net	802,722	834,290
Other assets	79,884	141,416

Total	$2,765,855	$2,606,227

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$15,106	$5,430
Accounts payable	189,050	189,301
Other current liabilities	298,661	292,506

Total current liabilities	502,817	487,237
Long-term debt and capital leases	313,052	361,399
Other liabilities	280,552	255,500

Total liabilities	1,096,421	1,104,136

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	21,527	17,624
SHAREOWNERS’ EQUITY	1,647,907	1,484,467

Total	$2,765,855	$2,606,227

SEGMENT DATA (Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(in thousands)	2008	2007	2008	2007

Outside Sales:
Metalworking Solutions and Services Group	$488,022	$430,630	$1,789,859	$1,577,234
Advanced Materials Solutions Group	264,939	226,847	915,270	808,259

Total outside sales	$752,961	$657,477	$2,705,129	$2,385,493

Sales By Geographic Region:
United States	$318,405	$306,848	$1,174,003	$1,134,752
International	434,556	350,629	1,531,126	1,250,741

Total sales by geographic region	$752,961	$657,477	$2,705,129	$2,385,493

Operating Income (Loss):
Metalworking Solutions and Services Group	$67,727	$69,729	$260,744	$221,387
Advanced Materials Solutions Group	32,858	37,974	83,925	131,323
Corporate and eliminations [c]	(19,109)	(18,637)	(80,770)	(83,290)

Total operating income	$81,476	$89,066	$263,899	$269,420

[c]	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, MSSG operating income, AMSG operating income, effective tax rate, income from continuing operations, net income and diluted earnings per share (which are GAAP financial measures), as well as adjusted free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies.
RECONCILIATION TO GAAP — THREE MONTHS ENDED JUNE 30, 2008 (Unaudited)

				Income from
	Gross	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Operations	Income	EPS

2008 Reported Results	$252,345	$161,590	$81,476	$59,580	$59,580	$0.77
Restructuring and related charges	1,441	(1,916)	8,248	6,635	6,635	0.08

2008 Adjusted Results	$253,786	$159,674	$89,724	$66,215	$66,215	$0.85

	MSSG	AMSG
	Operating	Operating
(in thousands)	Income	Income

2008 Reported Results	$67,727	$32,858
Restructuring and related charges	4,856	3,012

2008 Adjusted Results	$72,583	$35,870

RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2008 (Unaudited)

					Income from
(in thousands, except percents	Effective	Gross	Operating	Operating	Continuing	Net	Diluted
and per share amounts)	Tax Rate	Profit	Expense	Income	Operations	Income	EPS[d]

2008 Reported Results	27.3%	$923,240	$605,004	$263,899	$167,775	$167,775	$2.15
Impact of German tax reform bill	(2.4)	—	—	—	6,594	6,594	0.08
Goodwill impairment charge	(3.6)	—	—	35,000	35,000	35,000	0.45
Restructuring and related charges	(0.1)	1,441	(1,916)	8,248	6,635	6,635	0.08

2008 Adjusted Results	21.2%	$924,681	$603,088	$307,147	$216,004	$216,004	$2.76

RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2007 (Unaudited)

			Income from
	Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Expense	Income	Operations	Income	EPS[d]

2007 Reported Results	$554,634	$269,420	$176,842	$174,243	$2.22
Electronics impairment and transaction-related charges	—	—	—	3,213	0.04
Adjustment on J&L divestiture and transaction-related charges	(333)	2,019	1,252	1,252	0.02

2007 Adjusted Results	$554,301	$271,439	$178,094	$178,708	$2.28

[d]	Per share amounts have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
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FINANCIAL HIGHLIGHTS (Continued)
RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW (Unaudited):

	Year Ended
	June 30,
(in thousands)	2008	2007

Net cash flow provided by operating activities	$279,786	$199,006
Purchases of property, plant and equipment	(163,489)	(92,001)
Proceeds from disposals of property, plant and equipment	2,839	3,455

Free operating cash flow	119,136	110,460
Adjustments:
Income taxes paid during first quarter	4,659	86,236

Adjusted free operating cash flow	$123,795	$196,696

RETURN ON INVESTED CAPITAL (Unaudited)
June 30, 2008 (in thousands, except percents)

Invested Capital	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007	Average

Debt	$328,158	$428,456	$446,956	$377,051	$366,829	$389,490
Minority interest	21,527	21,879	20,276	19,122	17,624	20,086
Shareowners’ equity	1,647,907	1,615,568	1,563,297	1,531,378	1,484,467	1,568,523

Total	$1,997,592	$2,065,903	$2,030,529	$1,927,551	$1,868,920	$1,978,099

	Three Months Ended
Interest Expense	6/30/2008	3/31/2008	12/31/2007	9/30/2007	Total

Interest expense	$7,393	$8,005	$8,531	$7,799	$31,728
Securitization fees	4	5	5	8	22

Total interest expense	$7,397	$8,010	$8,536	$7,807	$31,750

Income tax benefit					6,731

Total interest expense, net of tax					$25,019

Total Income	6/30/2008	3/31/2008	12/31/2007	9/30/2007	Total

Net income, as reported	$59,580	$23,170	$50,146	$34,879	$167,775
Impact of German tax reform bill	—	—	—	6,594	6,594
Goodwill impairment charge	—	35,000	—	—	35,000
Restructuring and related charges	6,635	—	—	—	6,635
Minority interest expense	329	742	1,037	872	2,980

Total income, adjusted	$66,544	$58,912	$51,183	$42,345	$218,984

Total interest expense, net of tax					25,019

					$244,003
Average invested capital					$1,978,099

Adjusted Return on Invested Capital					12.3%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$167,775
Total interest expense, net of tax					25,019

					$192,794
Average invested capital					$1,978,099

Return on Invested Capital					9.7%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited)
June 30, 2007 (in thousands, except percents)

Invested Capital	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	Average

Debt	$366,829	$371,521	$376,472	$409,592	$411,722	$387,227
Minority interest	17,624	16,896	15,807	15,177	14,626	16,026
Shareowners’ equity	1,484,467	1,431,235	1,369,748	1,319,599	1,295,365	1,380,083

Total	$1,868,920	$1,819,652	$1,762,027	$1,744,368	$1,721,713	$1,783,336

	Three Months Ended
Interest Expense	6/30/2007	3/31/2007	12/31/2006	9/30/2006	Total

Interest expense	$7,513	$6,915	$7,286	$7,427	$29,141
Securitization fees	5	5	6	22	38

Total interest expense	$7,518	$6,920	$7,292	$7,449	$29,179

Income tax benefit					8,258

Total interest expense, net of tax					$20,921

Total Income	6/30/2007	3/31/2007	12/31/2006	9/30/2006	Total

Net income, as reported	$62,093	$51,738	$30,051	$30,361	$174,243
Adjustment on J&L divestiture and transaction- related charges	—	—	—	1,252	1,252
Electronics impairment and transaction-related charges	—	—	3,213	—	3,213
Loss on divesiture of CPG and transaction-related charges	—	—	—	368	368
Minority interest expense	229	757	642	557	2,185

Total income, adjusted	$62,322	$52,495	$33,906	$32,538	$181,261

Total interest expense, net of tax					20,921

					$202,182
Average invested capital					$1,783,336

Adjusted Return on Invested Capital					11.3%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported					$174,243
Total interest expense, net of tax					20,921

					$195,164
Average invested capital					$1,783,336

Return on Invested Capital					10.9%

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